Exhibit 99.1

Ore Pharmaceuticals Regains Compliance with NASDAQ Listing Requirements

GAITHERSBURG, Md.--(BUSINESS WIRE)--Ore Pharmaceuticals Inc. (NASDAQ:ORXE) announced today that it received notification from the NASDAQ Stock Market (“NASDAQ”) that the Company had regained compliance with NASDAQ Marketplace Rule 4450(a)(5) and that NASDAQ now considers the matter closed.

Previously, as disclosed in a Current Report on Form 8-K dated December 20, 2007, NASDAQ notified Ore Pharmaceuticals Inc. that the bid price of the Company’s publicly held shares had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Global Market and the Company would have six months to regain compliance or be delisted. The increase in closing bid price necessary to regain compliance was achieved through a one-for-five reverse stock split of the Company’s common stock that became effective in late May 2008.

Ore Pharmaceuticals Overview

Ore Pharmaceuticals is a commercial drug development company. We apply our proprietary know how in integrative pharmacology to identify potential new uses for drug candidates. Our goal is to meet the demands of the pharmaceutical industry by supplying development stage drug compounds to enrich drug development pipelines. We do this in two ways: We identify uses for stalled or failed drug compounds provided by our pharmaceutical partners, and, for our own pipeline, we identify new uses for drug compounds available in the public domain. Our own pipeline may also include compounds that our pharmaceutical partners decide not to develop for new uses we identify. We currently have one compound, GL1001, in our own development pipeline for which we have identified potential new therapeutic uses to treat gastrointestinal inflammation, including inflammatory bowel disease (IBD, including ulcerative colitis and Crohn’s disease) and other conditions. GL1001 has shown indications of efficacy at relevant doses in in vivo testing for IBD. We intend to initiate clinical testing of GL1001 in 2008 while actively seeking to out-license or partner the further clinical development and commercialization of the compound. Visit us at orepharma.com or call 1-877-ORE-PHRM.

CONTACT:
Ore Pharmaceuticals Inc.
Investors:
Philip L. Rohrer, Jr.
Chief Financial Officer
301-361-4400
prohrer@orepharma.com
or
Investors and Media:
Christopher Culotta
Senior Director, Strategic Communications
240-361-4433
cculotta@orepharma.com